Exhibit 5.1









January 29, 2004



NTN Communications, Inc.
5966 La Place Court
Carlsbad, CA 92008

      Re:      Registration of Securities of NTN Communications, Inc.

Ladies and Gentlemen

     At your request, we have examined the Registration Statement ("Registration Statement") on Form S-3 (File No. 333-33078) of NTN Communications, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933 of up to 3,943,661 shares of the Company's common stock, $0.005 par value per share having an aggregate offering price of up to $14,000,000 (the "Securities").

     We are of the opinion that the Securities have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Securities as contemplated by the Registration Statement and the book-entry of the Securities by the transfer agent for the Company's common stock in the name of the Depository Trust Company or its nominee, the Securities will be validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to this firm under the heading "Legal Matters" in the prospectus and prospectus supplement constituting part of the Registration Statement.

                                                     Respectfully submitted,

                                                     /s/ O'Melveny & Myers LLP